Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191053

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT

Subject to Completion

Preliminary Prospectus Supplement dated September 10, 2013

(to Prospectus dated September 9, 2013)

30,000,000 Shares

SunEdison, Inc.

Common Stock

We are offering 30,000,000 shares of our common stock, $.01 par value per share.

Our common stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “SUNE.” The last reported sale price of our common stock on the NYSE on September 9, 2013 was $7.82 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-10 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We refer you to “Underwriting” beginning on page S-25 of this prospectus supplement for additional information regarding underwriting compensation.

The underwriters may also exercise their option to purchase up to 4,500,000 additional shares from us at the initial public offering price, less the underwriting discount, for a period of 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2013.

Joint Book-Running Managers

Deutsche Bank Securities	Goldman, Sachs & Co.

The date of this prospectus supplement is                     , 2013.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or

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in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Information by Reference” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus together with any free writing prospectus used in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which this information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

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SUMMARY

This summary highlights material information regarding the offering contained elsewhere in this prospectus supplement, but may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the matters discussed under the caption “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012 and the more detailed information and financial statements and related notes appearing in the documents incorporated by reference in the accompanying prospectus. As used herein, (i) the “Company,” “we,” “SunEdison,” “us” and “our” refer to “SunEdison, Inc.” and its consolidated subsidiaries and their respective predecessors, (ii) “SunEdison, Inc.” refers to SunEdison, Inc., exclusive of its subsidiaries and (iii) “downstream solar” refers to our activities in connection with project development, distribution and installation of solar energy systems.

Our Business

Overview

SunEdison is a major developer and seller of photovoltaic energy solutions and a global leader in the development, manufacture and sale of silicon wafers to the semiconductor industry. We are one of the world’s leading developers of solar energy projects and, we believe, one of the most geographically diverse. We believe that our technology leadership in silicon and downstream solar are enabling us to expand our downstream customer base and lower costs throughout the silicon wafer supply chain.

SunEdison is organized by end market, and has two reportable industry segments: Solar Energy and Semiconductor Materials. Our Solar Energy business provides solar energy services that integrate the design, installation, financing, monitoring, operations and maintenance portions of the downstream solar market for our customers. The results of the business include the operating of, leasing of and sale of solar energy systems and services to customers who purchase renewable energy by delivering solar power to them under long term power purchase arrangements and feed in tariff arrangements. Our Solar Energy business also manufactures polysilicon, silicon wafers and solar modules to support our downstream solar business, as well as for sale to external customers. Our Semiconductor Materials business includes the development, production and marketing of semiconductor wafers with a wide variety of features satisfying numerous product specifications to meet our customers’ exacting requirements, which wafers are utilized in the manufacture of semiconductor devices. As described in greater detail in “Recent Developments” below, on September 9, 2013, our newly formed subsidiary that will own our Semiconductor Materials business filed a registration statement with the SEC to register the initial public offering of its common stock.

Solar Energy Business

In support of our downstream solar business, our Solar Energy business manufactures polysilicon, silicon wafers and solar modules. While there continued to be external solar wafer sales during 2012, these sales were significantly diminished from prior year sales levels and, going forward, solar wafer sales to external parties are expected to continue to decline to or remain at lower levels given our strategic shift to primarily supplying wafers for internal consumption by our solar energy services business. Additionally, our Solar Energy business will sell solar modules to third parties in the event the opportunity aligns with our internal needs.

We provide our downstream customers with a simplified and economical way to purchase renewable energy by delivering solar power under long-term power purchase arrangements with customers or feed-in tariff arrangements with government entities and utilities. Our solar energy services business is heavily dependent upon government subsidies, including U.S. federal incentive tax credits, state-sponsored energy credits and foreign feed-in tariffs. In certain jurisdictions, the sale of a solar energy system would not be profitable today without these incentives. Our customers pay us only for the electricity output generated by the solar energy systems we install on their rooftops, or other property, thereby avoiding the significant capital outlays otherwise usually associated with power plant projects, including typical solar power plants. Once installed, our solar energy systems provide energy savings to customers and enable them to hedge a portion of their energy costs against volatile electricity prices by generating electricity during daylight hours when electricity prices are typically highest. Our objective is to develop solar power generation assets that serve as a cost-effective clean energy alternative to central-generated power in select markets throughout North America, Europe, the Middle East, South Korea, Thailand, Malaysia, India, China, South Africa and, in the future, other countries in Asia and in South America.

Semiconductor Materials Business

Wafers are used as the base substrate for nearly all semiconductor devices, which in turn provide the foundation for the entire electronics industry. We have developed a broad product portfolio of wafers, an extensive global manufacturing footprint, process technology expertise and supply chain flexibility, while increasing our capital efficiency and maintaining a lean operating culture.

Throughout our over 50 years of operations, we have pioneered a number of semiconductor industry firsts, including the development of the dislocation-free Czochralski silicon crystal growth process and the chemical-mechanical planarization process, as well as the initial production and commercialization of 100mm and 200mm semiconductor wafers. More recently, we have been a leader in the development of advanced substrates such as epitaxial (“EPI”) wafers and wafers for the silicon-on-insulator (“SOI”) market, which enable advanced computing and communications applications.

We primarily sell our products to all of the major semiconductor manufacturers in the world, including integrated device manufacturers and pure-play semiconductor foundries, and to a lesser extent, leading companies that specialize in wafer customization. During 2012, our largest customers were Samsung, Taiwan Semiconductor Manufacturing Company and STMicroelectronics. We operate facilities in major semiconductor manufacturing regions throughout the world, including Taiwan, Malaysia, South Korea, Italy, Japan and the United States. We have chosen to locate our manufacturing facilities in regions that offer both low operating costs and close proximity to our customers to facilitate collaboration on product development activities and shorten product delivery times.

In recent years, the growth in semiconductor wafer demand has been largely attributable to the proliferation of mobile devices such as smart phones and tablets. These devices require semiconductors that are energy efficient, low cost, high performance and highly integrated into a small footprint. Semiconductors offering those characteristics increasingly require EPI and SOI wafers. We believe that the combination of our process technology expertise in EPI and SOI wafer manufacturing with our capital efficiency provides us with significant opportunities as the markets for EPI and SOI wafers continue to grow.

Recent Developments

Proposed Initial Public Offering of Semiconductor Materials Business

On August 22, 2013, we announced that our board of directors had unanimously approved a plan to divest a minority ownership of SunEdison Semiconductor, Inc. (“SSI”), a newly formed, wholly-owned subsidiary of SunEdison, Inc. created to own our Semiconductor Materials business, through an initial public offering (the “proposed IPO”). On September 9, 2013, SSI filed a registration statement on Form S-1 with the SEC to register shares of common stock to be sold by SSI. Under the terms of the proposed IPO, we will continue to supply polysilicon, and will license certain technologies, to SSI following completion of the proposed IPO. We will also provide specified support services to SSI, for a fee, related to corporate functions such as risk management, communications, corporate administration, finance, accounting, audit, legal, information technology, human resources, compliance, employee benefits and stock compensation administration, while SSI will also provide us with certain information technology support services. The terms of these arrangements between SSI and us have not yet been finalized. We expect to use proceeds we receive from SSI in connection with the contribution to SSI of the subsidiaries and assets described below to fund growth initiatives related to the Solar Energy business, to repay existing indebtedness and for general corporate purposes.

Completion of the proposed IPO and related transactions are subject to numerous conditions, including market conditions, approval by our board of directors of the final terms of the proposed IPO and receipt of all regulatory approvals, including the effectiveness of the registration statement filed with the SEC. As a result, we cannot assure you that the proposed IPO will occur on favorable terms, or at all. We have not yet determined, among other items, the number of shares of SSI common stock that will be sold in the proposed IPO, the valuation of such shares, the terms of new agreements between SSI and us, the terms of any potential new bank or other financings that may be entered into by SSI or us or how we will use the cash payments we expect to receive from SSI in connection with the proposed IPO and related transactions. As a result, even if the proposed IPO does occur, we can make no assurances about the financial impact it and the related transactions may have on us.

We currently operate our Semiconductor Materials business through a number of wholly-owned subsidiaries and our 80% joint venture in South Korea known as MEMC Korea Company and, for accounting purposes, consolidate their results of operations with the results of operation of our Solar Energy business. Prior to completion of the proposed IPO, we will contribute all of the capital stock of such subsidiaries and all of the assets used in our Semiconductor Materials business to SSI.

Although we have not yet determined the amount of interest of SSI that will be sold to the public in connection with the proposed IPO, we expect that will we continue to consolidate SSI’s results of operations with our Solar Energy business for accounting purposes upon the completion of the proposed IPO and will likely continue to do so long as we have a controlling financial interest in the outstanding common stock of SSI. The minority interest in SSI that we do not own following the completion of the proposed IPO will be reflected in our consolidated balance sheet as a “non-controlling interest” and such minority interest’s proportionate share of SSI’s operating income or losses will be reflected in our consolidated statements of operations as “net income (loss) attributable to non-controlling interest.” At this time, we have not made any determination regarding whether we will dispose of our remaining interests in SSI or, if we do dispose of those remaining interests, the manner or timing of any disposition following completion of the proposed IPO.

This prospectus supplement is not an offer to sell, or solicitation of offers to buy, any securities of SSI. If the proposed IPO is made, such offers will be made only by a prospectus filed with the SEC.

We recently filed a Current Report on Form 8-K with the SEC that includes the audited combined financial statements of SSI as of and for the years ended December 31, 2012 and 2011 and the unaudited combined financial statements of SSI as of and for the six months ended June 30, 2013 and for the six months ended June 30, 2012. This information is incorporated by reference in the accompanying prospectus. See “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

Refinancing of Revolving Credit Facility

We are currently seeking to refinance our existing revolving credit facility with a new revolving credit facility. Borrowings under the new revolving credit facility will be available to support letters of credit and to fund capital expenditures, permitted acquisitions and general corporate purposes. The new revolving credit facility is expected to mature on the earlier of the fifth anniversary of its effective date or 91 days prior to the maturity of our second-lien credit agreement and any borrowings thereunder will not be subject to mandatory amortization. Borrowings under the new credit facility are expected to be secured on a first-lien basis by substantially all of the assets of our Solar Energy business. We are currently seeking commitments from prospective lenders for the new revolving credit facility. This offering is not conditioned upon the completion of this refinancing and, accordingly, we can provide no assurances that we will complete the refinancing or whether the final terms will be as outlined herein. In lieu of completing the refinancing, we may instead undertake to amend and extend our existing revolving credit facility.

Business Outlook Update

We recently revised our outlook for certain of our key operating metrics for the year ending December 31, 2013. Based on this revised outlook, we believe that our Semiconductor Materials business will generate revenues of $920 million to $960 million in 2013 and the megawatts (“MWs”) associated with solar energy systems that we expect be to retained on our balance sheet as of December 31, 2013 will range between 75 to 100. We also issued our outlook for certain key metrics for our solar energy business the year ending December 31, 2014. For that year, we estimate that the MWs associated with solar energy system sold during the year will range from 750 to 900 and the MWs that are expected to be retained on our balance sheet as of the end of year will range from 50 to 150. These forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. See “Forward-Looking Statements” and “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—Our actual operating results may differ significantly from our forward-looking statements and investors are cautioned not to place undue reliance on such statements.”

The Offering

The following summary contains basic information about this offering. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more complete description of the shares of common stock, see “Description of Our Capital Stock” beginning on page 21 the accompanying prospectus.

Issuer	SunEdison, Inc., a Delaware corporation.

Common stock offered	30,000,000 shares. We have also granted the underwriters a 30-day option to purchase up to 4,500,000 additional shares.

Common stock to be outstanding immediately following this offering	261,959,911 shares (or 266,459,911 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions, will be approximately $225.0 million (or approximately $258.7 million if the underwriters exercise their option to purchase additional shares in full), based on the assumed public offering price of $7.82 per share (the closing price of our common stock on September 9, 2013). We expect to use the net proceeds from the sale of the shares for general corporate purposes. See “Use of Proceeds.”

Trading symbol for our common stock	Our common stock is listed on the NYSE under the symbol “SUNE.”

United States federal income tax considerations	For a discussion of certain United States federal income tax consequences of holding and disposing of shares of our common stock, see “Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders.”

Risk factors	You should carefully consider the information set forth under the caption “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012, and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock.

Except as otherwise indicated, all information in this prospectus supplement:

•	presents our outstanding common stock as of June 30, 2013;

•	assumes that the underwriters will not exercise their option to purchase up to 4,500,000 additional shares from us;

•	excludes 20,469,279 shares issuable upon the exercise of options outstanding as of June 30, 2013 with a weighted average exercise price of $5.97 per share (including 4,188,737 shares issuable upon the exercise of vested options with a weighted exercise price of $14.41 per share); and

•	excludes 3,299,492 shares issuable upon the vesting of outstanding restricted stock units.

Corporate Information

We were formed in 1984 as a Delaware corporation and completed our initial public stock offering in 1995. Our corporate structure includes, in addition to our wholly owned subsidiaries, an 80%-owned consolidated joint venture in South Korea known as MEMC Korea Company. We also have nine consolidated joint ventures related to the construction and operation of solar energy systems.

Our principal executive offices are located at 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376, and our telephone number is (636) 474-5000. Our website address is www.sunedison.com. Our website, and the information contained therein, are expressly not included in or as part of this prospectus supplement or the accompanying prospectus.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary consolidated financial data of SunEdison for each of the three years ended December 31, 2012, 2011 and 2010 has been derived from our audited consolidated financial statements and notes thereto, which are incorporated by reference in this prospectus supplement. The summary consolidated financial data for the six months ended June 30, 2013 and 2012 was derived from our unaudited condensed consolidated financial statements and notes thereto, which are incorporated by reference in this prospectus supplement, which in management’s opinion, reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of such information. Results for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. This information should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for fiscal 2012 and our consolidated financial statements and notes thereto for fiscal 2012, included in our Annual Report on Form 10-K for the year ended December 31, 2012, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the second quarter of fiscal 2013 and our unaudited condensed consolidated financial statements and notes thereto for the six months ended June 30, 2013 and 2012, included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each of which is incorporated by reference in this prospectus supplement.

	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2013	2012	2012	2011 (1)	2010 (1)
(in millions, except per share)	(unaudited)
Statement of Operations Data:
Net sales:
Semiconductor Materials segment	$468.8	$448.7	$917.5	$1,023.1	$992.6
Solar Energy segment (2)	376.1	878.9	1,612.4	1,692.4	1,246.6

Consolidated net sales	844.9	1,327.6	2,529.9	2,715.5	2,239.2
Cost of goods sold	746.0	1,187.1	2,194.3	2,420.6	1,902.1

Gross profit	98.9	140.5	335.6	294.9	337.1
Operating expenses:
Marketing and administration (3)	149.1	169.4	306.2	352.8	267.0
Research and development	35.5	38.4	71.8	87.5	55.6
Goodwill impairment charges (4)	—	—	—	440.5	—
Restructuring (reversals) charges (5)	(5.6)	2.2	(83.5)	350.7	5.3
Gain on receipt of property, plant and equipment (5)	—	—	(31.7)	—	—
Long-lived asset impairment charges (6)	—	—	19.6	367.9	—
Insurance recovery	—	—	(4.0)	(4.0)	(11.9)

Total operating expenses	179.0	210.0	278.4	1,595.4	316.0
Operating income (loss):
Semiconductor Materials segment	5.0	(16.8)	(5.0)	(31.1)	68.2
Solar Energy segment	(36.0)	(5.4)	162.2	(1,144.0)	76.2
Corporate and other	(49.1)	(47.3)	(100.0)	(125.4)	(123.3)

Consolidated operating income (loss)	(80.1)	(69.5)	57.2	(1,300.5)	21.1
Non-operating expense (7)	84.3	72.9	138.7	83.6	33.6

Loss before income tax expense (benefit) and equity in (loss) earnings of joint ventures	(164.4)	(142.4)	(81.5)	(1,384.1)	(12.5)
Income tax expense (benefit)	33.1	31.2	64.9	73.1	(53.3)

(Loss) income before equity in (loss) earnings of joint ventures	(197.5)	(173.6)	(146.4)	1,457.2)	40.8
Equity in (loss) earnings of joint ventures, net of tax	(0.3)	(1.8)	(2.3)	(62.8)	7.2

Net (loss) income	(197.8)	(175.4)	(148.7)	(1,520.0)	48.0
Net income attributable to noncontrolling interests	5.5	(0.4)	(1.9)	(16.0)	(13.6)

Net (loss) income attributable to SunEdison stockholders (8),(9),(10)	$(192.3)	$(175.8)	$(150.6)	$(1,536.0)	$34.4

Basic (loss) income per share	$(0.85)	$(0.76)	$(0.66)	$(6.68)	$0.15
Diluted (loss) income per share	$(0.85)	$(0.76)	$(0.66)	$(6.68)	$0.15
Weighted-average shares outstanding:
Basic	231.5	230.8	230.9	229.9	226.9
Diluted	231.5	230.8	230.9	229.9	230.2

	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2013	2012	2012	2011 (1)	2010 (1)
(in millions, except per share)	(unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$438.0	$448.6	$572.6	$585.8	$707.3
Restricted cash and short-term and long-term investments (11)	113.7	114.4	136.3	179.2	103.7
Working capital (12)	194.3	219.3	323.4	449.0	453.2
Total assets	4,685.5	4,503.4	4,701.6	4,881.6	4,611.9
Long-term debt and capital lease obligations (including current portion)	763.7	569.1	762.1	571.4	26.9
Solar energy system debt, financings and capital lease obligations	1,852.3	1,368.6	1,606.2	1,355.4	655.8
Total SunEdison stockholders’ equity	326.5	578.2	575.3	737.9	2,251.7

Other Data:
Capital expenditures:
Semiconductor Materials segment	$48.6	$41.0	$75.1	$144.6	$150.4
Solar Energy segment (13)	140.9	186.4	401.9	901.4	479.6
Corporate and other	2.6	6.6	8.9	4.6	2.1

Consolidated capital expenditures	192.1	234.0	485.9	1,050.6	632.1
Depreciation and amortization:
Semiconductor Materials segment	61.0	63.6	121.6	124.2	108.8
Solar Energy segment	57.0	43.3	119.3	102.9	56.0
Corporate and other	3.8	—	6.0	—	—

Consolidated depreciation and amortization	121.8	106.9	246.9	227.1	164.8

(1)	Includes the operating results of various acquisitions during 2010 and 2011 since their acquisition date. See Note 4 to our consolidated financial statements for fiscal 2012.

(2)	Includes $37.1 million of revenue recognized in 2012 for the Conergy termination. Similarly, $175.7 million of revenue was recognized in 2011 for the Suntech contract resolution. See Note 17 to our consolidated financial statements for fiscal 2012.

(3)	During the year ended December 31, 2012, we recorded a $12.8 million charge to income to adjust the fair value of contingent consideration and during the year ended December 31, 2011 we recorded a favorable adjustment of $26.3 million to adjust the fair value of contingent consideration. The adjustments were recorded as an increase and reduction to marketing and administration expense, respectively.

(4)	See Note 10 to our consolidated financial statements for fiscal 2012.

(5)	See Note 3 to our consolidated financial statements for fiscal 2012.

(6)	See Note 9 to our consolidated financial statements for fiscal 2012.

(7)	Losses of $(0.2) million, $(4.8) million, and $(14.0) million were recorded to non-operating expense in 2012, 2011, and 2010, respectively, due to the mark-to-market adjustment related to a warrant received from Suntech. Also included in 2012 is a $3.6 million impairment charge, compared to $11.6 million in 2011, of an investment accounted for under the cost method. See Note 6 to our consolidated financial statements for fiscal 2012.

(8)	Includes $67.3 million of impairment charges in 2011 from our investment in two joint ventures. See Note 6 to our consolidated financial statements for fiscal 2012.

(9)	Includes net income tax expense of $94.8 million and $368.5 million recorded in 2012 and 2011, respectively, for the net valuation change in deferred tax assets. See Note 14 to our consolidated financial statements for fiscal 2012.

(10)	Includes net income tax benefit of $15.5 million in 2010 resulting from conclusion of the Internal Revenue Service (“IRS”) examination for the 2007 and 2006 years.

(11)	Amount includes investments measured at fair value on a recurring basis and time deposits, and excludes investments accounted for under the equity method and cost investments.

(12)	Working capital is defined as current assets minus current liabilities.

(13)	Consists primarily of construction of solar energy systems of $122.5 million and $157.7 million for the six months ended June 30, 2013 and 2012, respectively, and construction of solar energy systems of $346.9 million, $598.1 million and $280.1 million for the years ended December 31, 2012, 2011 and 2010, respectively.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and in the other documents incorporated by reference in the accompanying prospectus, and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. In particular, you should read and consider the risk factors associated with demand for our products and services, our supply chain and supply channels, our operations, our indebtedness and the capital and financial markets included in Item 1.A. under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to this Offering and Ownership of Our Common Stock

There are risks associated with our previously-announced proposed IPO of our Semiconductor Materials business.

On August 22, 3013, we announced that our board of directors had unanimously approved a plan to divest a minority ownership of SSI, a newly formed, wholly-owned subsidiary of SunEdison, Inc. created to own our Semiconductor Materials business through the proposed IPO. On September 9, 2013, SSI filed a registration statement on Form S-1 with the SEC to register shares of common stock to be sold by SSI. The completion of the proposed IPO is subject to numerous conditions, including market conditions, and may not occur on favorable terms or at all. We have not yet determined the number of shares of SSI common stock that will be sold in the proposed IPO or the valuation of such shares. Therefore, the amount of cash payments we expect to receive from SSI in connection with the proposed IPO and related transactions is uncertain.

In connection with the proposed IPO:

•	our stock price could fluctuate significantly in response to developments relating to the proposed IPO or other action or market speculation regarding the proposed IPO;

•	we may encounter difficulties in hiring, retaining and motivating key personnel during this process or as a result of uncertainties generated by this process or any developments or actions relating to it;

•	we will incur substantial increases in general and administrative expense associated with the need to retain and compensate third-party consultants and advisors (including legal counsel); and

•	although we have not made any determination regarding whether we will dispose of our remaining interests in SSI following the proposed IPO, to the extent that further dispositions result in our owning less than a controlling financial interest in SSI, our financial results may no longer be consolidated with SSI’s financial results and we may be required to report SSI’s operating results as discontinued operations, which may materially and adversely affect our consolidated results of operations.

We may not complete the proposed IPO, in which event we will have incurred significant expenses that we will be unable to recover, and for which we will not receive any benefit. If the proposed IPO is completed, SSI would be a new publicly-traded company. We cannot make any assurances that the proposed IPO, if completed, will produce any increase for our shareholders in the market value of their holdings in SunEdison.

Following completion of the proposed IPO, conflicts of interest between SSI and us could be resolved in a manner unfavorable to us.

Following completion of the proposed IPO, various conflicts of interest between SSI and us could arise. One of our officers, Brian Wuebbels, is a director of SSI. Furthermore, certain of our officers and directors may own stock in SSI. A person’s service as either a director or officer of both companies, or ownership interests of our directors or officers in SSI common stock, could create or appear to create potential conflicts of interest when those directors and officers are faced with decisions that could have different implications for SunEdison and SSI. These decisions could, for example, relate to:

•	corporate opportunities;

•	our financing and dividend policy;

•	compensation and benefit programs and other human resources policy decisions;

•	termination of, changes to or determinations under our agreements with SSI entered into in connection with the proposed IPO; and

•	determinations with respect to our tax returns.

Potential conflicts of interest could also arise in connection with any new commercial arrangements with SSI in the future. For example, the terms of various agreements between SSI and us, including the license agreement, supply agreement and transition services agreement, have not yet been finalized. Our directors and officers who have interests in both SSI and us may also face conflicts of interest with regard to the allocation of their time between SSI and us.

We may not achieve some or all of the expected benefits of the proposed IPO.

We may not be able to achieve the full strategic and financial benefits expected to result from the proposed IPO, or such benefits may be delayed. These expected benefits include the following:

•	improving strategic and operational flexibility and increasing management focus on our Solar Energy business;

•	allowing us to adopt the capital structure, investment policy and dividend policy best suited to the financial profile and needs of our Solar Energy business, without competing for capital with our Semiconductor Materials business; and

•	improving the alignment of management and employee incentives with performance and growth objectives of our Solar Energy business.

If we are unable to achieve the strategic and financial benefits expected to result from the proposed IPO, our business, financial condition and results of operations could be materially adversely affected.

Under generally accepted accounting principles in the United States, subsequent to the closing of the proposed IPO, we will continue to consolidate SSI in our consolidated financial statements. Since the board of directors of SSI will owe fiduciary duties to the stockholders of SSI, their actions may not always be in our best interests. Accordingly, their actions may lead to outcomes that cause our consolidated financial statements, after consolidating SSI’s financial statements, to make it difficult to obtain needed financing or to do so on unfavorable terms.

Under generally accepted accounting principles in the United States (“U.S. GAAP”), subsequent to the closing of the proposed IPO, we will continue to consolidate the financial statements of SSI into our own. The completion of the proposed IPO and the application of the net proceeds therefrom may result in an increase in the total assets and liabilities of SSI. This in turn will cause the total assets and liabilities on our balance sheet to appear larger than they would otherwise and our statement of operations to reflect larger revenues and expenses than would be the case absent consolidation. However, since the operations of SSI are also impacted by the board of directors of SSI, who will owe fiduciary duties to the stockholders of SSI, their actions could lead to outcomes that have a material negative impact on their operations or financial condition. Upon consolidation, this would impact our results of operations and financial condition, thereby potentially impacting our ability to obtain needed financing for our operations or our ability to do so on favorable terms.

We may not be able to successfully complete the refinancing of our existing revolving credit facility.

We are currently seeking to refinance our existing revolving credit facility with a new revolving credit facility. Borrowings under the new revolving credit facility are expected to be available to support letters of credit and to fund capital expenditures, permitted acquisitions and general corporate purposes. The new revolving credit facility is expected to mature on the earlier of the fifth anniversary of its effective date or 91 days prior to the maturity of our second-lien credit agreement. We are currently seeking commitments from prospective lenders for the new revolving credit facility. This offering is not conditioned upon the completion of this refinancing and, accordingly, we can provide no assurances that we will complete the refinancing or whether the final terms will be as outlined herein. In lieu of completing the refinancing, we may instead undertake to amend and extend our existing revolving credit facility. Our existing revolving credit facility matures in March of 2014, so if we are unable to complete the refinancing or otherwise amend and extend the existing facility, we would still need to refinance the existing facility in some other manner prior to its maturity. We cannot assure you that we will be able to refinance the existing revolving credit facility on commercially reasonable terms or at all.

Our actual operating results may differ significantly from our forward-looking statements and investors are cautioned not to place undue reliance on such statements.

From time to time, we present in press releases, furnished reports on Form 8-K and otherwise, forward-looking statements regarding our future performance and market conditions. These statements represent management’s estimates as of their date and are qualified by, and subject to, the assumptions and the other information contained or referred to in such presentations. We have also included forward-looking statements in this prospectus supplement regarding certain key business metrics for the years ending December 31, 2013 and 2014. Projections and other forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. We generally state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. Projections and other forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the forward-looking statements furnished by us will not prove to be accurate or will vary significantly from actual results. Accordingly, our projections and other forward-looking statements are only an estimate of what management believes is realizable as of the date of release. Actual results will vary from the projections and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is projected. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our projections or other forward-looking statements, including those set forth in this prospectus supplement or in the investor presentation referred to above, in making an investment decision in respect of our common stock.

The market price of our common stock has fluctuated significantly, especially in recent years, and may continue to do so in the future, which increases the risk of your investment.

We are a participant in both the semiconductor industry and the solar industry, two industries that have often experienced extreme price and trading volume fluctuations that often have been unrelated to the operating performance of an individual company. This market volatility may adversely affect the market price of our common stock. The market price of our common stock may be affected by various factors, including:

•	quarterly fluctuations in our operating results resulting from factors such as timing of orders from and shipments to major customers, product mix, competitive pricing pressures and sales of solar energy systems;

•	our ability to convert our pipeline and backlog into completed solar energy systems at historical or anticipated rates;

•	market conditions experienced by our customers and in the semiconductor industry and solar industry;

•	announcements of operating results that are not aligned with the expectations of investors;

•	general worldwide macroeconomic conditions, including availability of project financing and related interest rates, or changes in government policies regarding solar energy;

•	changes in our relationships with our customers;

•	seasonality of our solar energy business;

•	announcements of technological innovations, new products or upgrades to existing products by us or our competitors;

•	interruption of operations at our manufacturing facilities or the facilities of our suppliers; and

•	developments in patent or other proprietary rights by us or by our competitors.

In addition, in recent years the stock market has experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

The accounting treatment for many aspects of our solar energy business is complex and any changes to the accounting interpretations or accounting rules governing our solar energy business could have a material adverse affect on our U.S. GAAP reported results of operations and financial results.

The accounting treatment for many aspects of our solar energy business is complex, and our future results could be adversely affected by changes in the accounting treatment applicable to our solar energy business. In particular, any changes to the accounting rules regarding the following matters may require us to change the manner in which we operate and finance our solar energy business:

•	the classification of our sale-leaseback transactions as operating, capital or real estate financing transactions;

•	revenue recognition and related timing;

•	intracompany contracts;

•	operation and maintenance contracts;

•	joint venture accounting, including the consolidation of joint venture entities and the inclusion or exclusion of their assets and liabilities on our balance sheet;

•	long-term vendor agreements; and

•	foreign holding company tax treatment.

We make estimates and assumptions in connection with the preparation of our consolidated financial statements, and any changes to those estimates and assumptions could have a material adverse effect on our results of operations.

In connection with the preparation of our consolidated financial statements, we use certain estimates and assumptions based on current facts, historical experience and various other factors that may affect reported amounts and disclosures. Our most critical accounting estimates are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012. While we believe that these estimates and assumptions are reasonable under the circumstances, they are subject to significant uncertainties, some of which are beyond our control. Should any of these estimates and assumptions change or prove to have been incorrect, it could have a material adverse effect on our results of operations, which could cause our stock price to decline.

A majority of our polysilicon assets at our Merano, Italy polysilicon facility were previously written down to their estimated salvage value. We established the carrying value of the chlorosilanes assets obtained from Evonik Industries AG at our Merano, Italy polysilicon facility based upon management’s estimate of the probability as to whether this facility would be re-opened or permanently closed. If we change our probability estimate of re-opening the facility or determine to permanently close the facility, which could occur as early as the fourth quarter of 2013, we would likely be required to record a significant non-cash impairment charge to write-down these assets to their new net realizable salvage value. We periodically assess the impairment of long-lived assets/asset groups when conditions indicate a possible loss. During the fourth quarter of 2011, we committed to a series of actions to reduce our global workforce, right size our production capacity and accelerate operating cost reductions across each of our business segments in 2012 and beyond. As part of this plan, we believe we have adequately reserved all estimated cash expenses we expect in the future with respect to this facility in the event we decide to permanently close the facility. However, actual results could differ from our estimates.

Any future strategic acquisitions we make could have a dilutive effect on your investment, and if the goodwill, indefinite-lived intangible assets and other long-term assets recorded in connection with such acquisitions become impaired, we would be required to record additional impairment charges, which may be significant.

The acquisition of SunEdison LLC in 2009 included the initial issuance of approximately 3.8 million shares of our common stock and then a subsequent issuance of an additional approximately 2.1 million shares to the former equity holders of SunEdison LLC. The acquisition of Solaicx in July 2010 included contingent consideration, a portion of which would be payable with our common stock. We have also completed other acquisitions, such as the acquisition of FRV U.S. in 2011, where we did not use equity securities as part of the acquisition consideration. Future acquisitions involving issuances of equity securities could have a dilutive effect on your investment. If we make future acquisitions, we may issue shares of stock that dilute other stockholders, expend cash, incur debt, assume contingent liabilities or create additional expenses related to other amortizable intangible assets, any of which might harm our business, financial condition or results of operations.

In the event of any future acquisitions, we may record a portion of the assets we acquire as goodwill, other indefinite-lived intangible assets and finite-lived intangible assets. We do not amortize goodwill and indefinite-lived intangible assets, but rather review them for impairment on an annual basis or whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The recoverability of these assets is dependent on our ability to generate sufficient future earnings and cash flows. Changes in estimates, circumstances or conditions, resulting from both internal and external factors, could have a significant impact on our fair valuation determination, which could then result in a material impairment charge negatively affecting our results of operations.

Future sales of our common stock may depress our stock price.

Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares.

In the future, we may also issue our securities if we need to raise capital in connection with a capital raise or acquisitions. The amount of shares of our common stock issued in connection with a capital raise or acquisition could constitute a material portion of our then-outstanding shares of our common stock.

We are required to evaluate our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act and any adverse results from such evaluation, or the failure to develop internal controls necessary for our newly acquired businesses to achieve compliance with Section 404, could result in a loss of investor confidence in our financial reports and could have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to furnish a report by our management assessing the effectiveness of our internal control over financial reporting as of the end of our fiscal year. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. The report must also contain a statement that our auditors have issued an attestation report on management’s assessment of our internal controls over financial reporting.

If our management identifies one or more material weaknesses in our internal control over financial reporting, we will be unable to assert our internal control over financial reporting is effective. If we are unable to assert that our internal control over financial reporting is effective presently or in the future (or if our auditors are unable to express an opinion that our internal controls over financial reporting are effective), we could incur additional costs and expenses to resolve these deficiencies and lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price. As of December 31, 2012, management had determined that our internal control over financial reporting is effective.

Provisions in our amended and restated certificate of incorporation, amended and restated by-laws and Delaware law may prevent or delay an acquisition of us, which could decrease the trading price of our common stock.

Our amended and restated certificate of incorporation (our “certificate of incorporation”) and amended and restated by-laws (our “by-laws”) contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include:

•	a board of directors that, until the 2016 annual meeting of stockholders, will be divided into three classes with staggered terms;

•	rules regarding how our stockholders may present proposals or nominate directors for election at stockholder meetings;

•	the right of our board of directors to issue preferred stock without stockholder approval; and

•	the right of our board of directors to make, alter or repeal our by-laws.

These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of us, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

The issuance of preferred stock could adversely affect holders of common stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of common stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the price of our common stock could be adversely affected.

We currently do not intend to pay dividends for the foreseeable future.

We have not historically paid cash dividends on our common stock and do not currently anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, to use in our ongoing operations. In addition, the terms of the agreements governing our indebtedness restrict our ability to pay dividends on our common stock. Furthermore, our board of directors has the authority to issue one or more series of preferred stock without action of the stockholders. Although we have no present plan to issue any additional series of preferred stock, the issuance of any additional series could also have the effect of limiting dividends on the common stock.

We will have broad discretion in how we use the proceeds of this offering and we may not use these proceeds effectively. This could affect our profitability and cause our stock price to decline.

Management and our board of directors will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. We currently intend to use the net proceeds for general corporate purposes, which we expect to include funding working capital and growth initiatives. We may use the net proceeds for corporate purposes that do not improve our profitability or increase our market value, which could cause our stock price to decline.

We will have a limited number of shares of common stock available for future issuance following the completion of this offering.

Upon completion of this offering, we will have an aggregate of approximately 10.0 million shares of common stock (or approximately 5.5 million shares if the underwriters’ exercise their option to purchase additional shares in full) that are available for future issuance by us. Holders representing a majority of our outstanding shares of common stock must approve an amendment to our certificate of incorporation in order for us to increase the number of shares of common stock that we can issue in the future. At this time, we have not determined whether to seek such an amendment to increase our shares of authorized common stock at our next annual meeting in 2014. We cannot assure you of the specific timing as to when we will seek to increase our authorized shares or, in the event we do seek such an amendment, that it will be approved by our stockholders. Until we increase our number of authorized shares of common stock, we will be limited in the number of shares that we can issue under our 2010 Equity Incentive Plan, for financing purposes, in capital markets transactions or private placements, or as consideration in acquisitions or other strategic transactions.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding:

•	demand and/or pricing of our products or the pricing environment in the future;

•	our expectation that we will generate sufficient taxable income to realize the benefits of our net deferred tax assets;

•	the appropriateness of our tax positions and the timing of our tax audits;

•	the timing of our various manufacturing ramps or the cessation or continuation of production at certain facilities;

•	the anticipated growth of our business in 2013 and beyond;

•	the effects of economic factors on our market capitalization;

•	our expectation that we will have the financial resources and liquidity needed to meet our business requirements throughout 2013 and beyond;

•	future amendments or termination of our agreements with our long-term solar wafer customers and payments associated with such contracts;

•	our estimates of penalties associated with termination of or purchase shortfalls under certain of our long-term supply contracts with our vendors;

•	the nature and extent of tax rebate programs or feed-in-tariffs in the future;

•	our expectations regarding indemnification payments related to tax credits;

•	the ultimate impact our legal proceedings may have on us;

•	the charges we expect to incur, the timing of completion, the savings we expect to realize, the number of employees who will be affected and our execution of our announced restructurings;

•	our expectations regarding our annual pre-tax operating benefits upon the completion of our restructuring activities;

•	our expectations regarding recognition of annual amortization expenses;

•	our expectations regarding our investments in research and development;

•	our expectations regarding our future cash flow generation;

•	our expectations regarding solar wafer sales to external parties and sales of our solar energy systems;

•	the amount of our contributions to our pension plans in 2013 and beyond and our estimates regarding actuarial loss (gain) and future benefits payable under our pension plans;

•	the anticipated effect of certain accounting pronouncements on our results of operations and financial condition;

•	the classification of our solar energy systems as direct sales, sale-leasebacks or held systems and the current and subsequent accounting treatment of such transactions;

•	our expectations regarding the timing and amount of our investments in our joint ventures;

•	the timing of completion of the construction, installation and testing of the equipment and the milestone payments related to our joint venture with Samsung Fine Chemicals;

•	the requirements of and our compliance with the terms governing our indebtedness, including the indenture governing the 7.75% Senior Notes due 2019 and the impact of related cross default provisions;

•	the sources of funding and our ability to access funding for our business;

•	our expectation regarding our purchase of renewable energy credits;

•	our ability to compete effectively in the markets we serve; and

•	our statements regarding our future working capital and other capital requirements.

These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to differences in our future financial results include those discussed in Part I, Item 1A, Risk Factors, included within our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 1, 2013, as well as those discussed elsewhere in this prospectus supplement or in any document incorporated by reference herein.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus supplement and the documents incorporated by reference into this prospectus supplement for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 30,000,000 shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $225.0 million (or approximately $258.7 million if the underwriters exercise their option to purchase additional shares in full), based on the assumed public offering price of $7.82 per share (the closing price of our common stock on September 9, 2013).

We expect to use the net proceeds of this offering for general corporate purposes, which we expect to include funding working capital and growth initiatives. At this time, we have not specifically identified a large single use for which we intend to use the net proceeds, and, accordingly, we are not able to allocate the net proceeds among any potential uses in light of the variety of factors that will impact how such net proceeds will ultimately be utilized by us. As a result, our management will retain broad discretion over the use of the net proceeds from this offering.

Pending use of the proceeds from this offering, we intend to invest the proceeds in short-term, investment-grade and interest-bearing instruments or money market funds.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded publicly on the NYSE under the symbol “SUNE.” The following table presents quarterly information on the price range of our common stock. This information indicates the market close price per share of our common stock for each recent fiscal quarter reported by the NYSE.

	High	Low
Fiscal Year Ended December 31, 2011:
First quarter	$14.84	$11.00
Second quarter	12.75	8.04
Third quarter	8.58	4.98
Fourth quarter	6.73	3.67

Fiscal Year Ended December 31, 2012:
First quarter	$5.95	$3.50
Second quarter	3.84	1.44
Third quarter	3.35	1.68
Fourth quarter	3.41	2.15

Fiscal Year Ending December 31, 2013:
First quarter	$5.66	$3.44
Second quarter	8.72	4.08
Third quarter (through September 9, 2013)	10.47	6.24

On September 9, 2013, the last reported sale price of our common stock was $7.82 per share. As of December 31, 2012, there were 289 record holders of our common stock.

Payments of cash dividends and the repurchase of common stock are currently limited due to restrictions contained in our debt agreements. We have not paid cash dividends on our common stock for the last two fiscal years and do not expect to pay cash dividends on our common stock in the foreseeable future.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

Overview

The following is a general summary of certain U.S. federal income and estate tax consequences to non-U.S. holders, as defined below, of the purchase, ownership and disposition of shares of our common stock. This summary deals only with shares of common stock purchased in this offering that are held as capital assets (generally, property held for investment) by a non-U.S. holder.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust, but is not any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partnership or a partner of a partnership considering an investment in shares of our common stock, you should consult your own tax advisors.

This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”) applicable U.S. Treasury regulations, rulings and other administrative pronouncements and judicial decisions, all as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax considerations described in this summary.

This summary does not address all aspects of U.S. federal income and estate taxation. This summary does not deal with the alternative minimum tax or U.S. federal taxes other than U.S. federal income and estate taxes (such as gift taxes or the Medicare tax on certain investment income) or with foreign, state or local tax or tax treaty considerations that may be relevant to non-U.S. holders. In addition, this summary does not describe the U.S. federal income tax consequences applicable to you if you are subject to special treatment under U.S. federal income tax laws (including if you are a U.S. expatriate, an entity subject to United States anti-inversion rules, a financial institution, an insurance company, a tax-exempt entity, a trader, broker or dealer in securities or currencies, a trader that elects to mark–to–market your securities, a “controlled foreign corporation,” a “passive foreign investment company,” an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment).

We have not sought and do not expect to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase ownership or disposition of shares of our common stock that differ from those discussed below.

This summary is for general information only and is not intended to constitute a complete description of all U.S. federal income and estate tax consequences for non-U.S. holders relating to the purchase ownership and disposition of shares of our common stock. If you are considering the purchase of shares of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the purchase ownership and disposition of shares of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other applicable taxing jurisdiction and any applicable tax treaty in light of your particular circumstances.

Distributions

As described in the section entitled “Price Range of Common Stock and Dividend Policy,” we do not anticipate declaring or paying cash dividends to holders of our common stock in the foreseeable future. However, subject to the discussion below on backup withholding and FATCA withholding, in the event we do make distributions of cash or other property in respect of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent any such distributions exceed both our current and our accumulated earnings and profits, they will first be treated as a return of capital reducing your tax basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “Gain on Disposition of Shares of Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a non-U.S. holder generally will be subject to a U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. U.S. federal withholding tax may be imposed on the gross amount of a distribution, due to the difficulty of determining whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes.

However, dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder generally will not be subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (including the provision of a properly completed IRS Form W-8ECI or other applicable form). Instead, unless an applicable income tax treaty provides otherwise, such dividends will generally be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. A corporate non-U.S. holder may be subject to an additional “branch profits tax” at a rate of 30% on its earnings and profits (subject to adjustments) that are effectively connected with its conduct of a U.S. trade or business (unless an applicable income tax treaty provides otherwise).

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

Gain on Disposition of Shares of Common Stock

Subject to the discussion below on backup withholding and FATCA withholding, any gain realized by a non-U.S. holder on the sale, exchange or other disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our common stock, or the applicable period.

In the case of a non-U.S. holder described in the first bullet point above, any gain generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax at a rate of 30% on its effectively connected earnings and profits (subject to adjustments), unless an applicable income tax treaty provides otherwise. Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

In order to be a USRPHC, the fair market value of our U.S. real property interests would need to equal or exceed 50% of the sum of the fair market value of (1) our worldwide real property interests and (2) other assets used or held for use in a trade or business. We believe we are not currently a USRPHC and we do not currently anticipate becoming a USRPHC in the future. However, even if we are or become a USRPHC, so long as our common stock is “regularly traded,” as defined by applicable U.S. Treasury regulations, on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on any gain arising from the sale or other taxable disposition of our common stock only if such non-U.S. holder actually or constructively owned more than 5% of our outstanding common stock at any time during the applicable period. If we are or become a USRPHC and you actually or constructively owned more than 5% of our common stock at any time during the specified testing period, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. You should consult your own tax advisor about the consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding

The amount of dividends paid to each non-U.S. holder, and the tax withheld with respect to such dividends will be reported annually to the IRS and to each such holder. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder generally will be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid to such holder unless such holder certifies under penalty of perjury that it is not a United States person (as defined under the Code) and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition by a non-U.S. holder of shares of our common stock within the United States or conducted through certain U.S.-related financial intermediaries unless such non-U.S. holder certifies under penalty of perjury that it is not a United States person (as defined under the Code), and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Legislation Affecting Taxation of Common Stock Held by or through Foreign Entities

Legislation enacted in 2010, known as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on dividends paid on our common stock and on the gross proceeds of a sale or other disposition of our common stock, if the payments are made to certain foreign entities, unless certain diligence, reporting, withholding and certification obligations and requirements are met. Recently finalized U.S. Treasury regulations delay the implementation of withholding under FATCA with respect to dividends until after June 30, 2014, and with respect to payments of gross proceeds of a sale or other disposition until after December 31, 2016.

The withholding under FATCA described above generally applies to payments of dividends or gross proceeds made to (i) a “foreign financial institution” (as a beneficial owner or an intermediary), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) a foreign entity acting as a beneficial owner or an intermediary that is not a “foreign financial institution,” unless such entity makes a certification identifying its substantial U.S. owners (as defined for this purpose) or makes a certification that such foreign entity does not have any substantial U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Non-U.S. holders should consult their own tax advisors regarding the implications of this legislation on their investment in our common stock.

U.S. Federal Estate Tax

Shares of our common stock that are owned (or deemed to be owned) at the time of death by a non-U.S. holder who is an individual will be includable in such non-U.S. holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

THE SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX AND TAX TREATY CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and Goldman, Sachs & Co., have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.

Total	30,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $             per share under the public offering price.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 4,500,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 30,000,000 shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are             % of the initial public offering price. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

	Fee per Share	Total Fees
		Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Discounts and commissions paid by us

In addition, we estimate the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $250,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $15,000 as set forth in the underwriting agreement.

We have agreed to indemnify the several underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each of our officers and directors have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of 90 days after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc. and Goldman, Sachs & Co. This consent may be given at any time without public notice except in limited circumstances. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes and other limited circumstances where the transferee signs a lock-up agreement. We have entered into a similar agreement with the representatives of the underwriters. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 90-day period.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

A prospectus supplement and accompanying prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement, accompanying prospectus or the registration statement of which the prospectus supplement and accompanying prospectus forms a part.

Some of the underwriters or their affiliates have provided investment banking services to us in the past and may do so in the future. They receive customary fees and commissions for these services. The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are also serving as underwriters for SSI in connection with the proposed IPO.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Notice to Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State other than the offers contemplated in the prospectus supplement once the prospectus supplement has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in the Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by the Issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

Each underwriter has represented and agreed that (a) it has only communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ( the “FSMA”) received by it in connection with the issue or sale of the shares (i) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) to high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) and (d) of the Order, with all such persons together being referred to as relevant persons, and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (“the SFA”) (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor.

Shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

The prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations, and the shares will not be listed on the SIX Swiss Exchange. Therefore, the prospectus supplement may not comply with the disclosure standards of the Swiss Code of Obligations and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in Qatar

The shares described in this prospectus supplement have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus supplement has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus supplement is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in Saudi Arabia

No offering, whether directly or indirectly, will be made to an investor in the Kingdom of Saudi Arabia unless such offering is in accordance with the applicable laws of the Kingdom of Saudi Arabia and the rules and regulations of the Capital Market Authority, including the Capital Market Law of the Kingdom of Saudi Arabia. The shares will not be marketed or sold in the Kingdom of Saudi Arabia by us or the underwriters.

This prospectus supplement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Office of Securities Regulation issued by the Capital Market Authority. The Saudi Arabian Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus supplement and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement. Prospective purchasers of the shares offered hereby should conduct their own due diligence on the accuracy of the information relating to the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Notice to Prospective Investors in the United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (UAE), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (DFSA), a regulatory authority of the Dubai International Financial Centre (DIFC). The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones.

The shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

LEGAL MATTERS

Certain legal matters regarding the validity of the common stock will be passed upon for us by Kirkland & Ellis, LLP, Chicago, Illinois (a partnership which includes professional corporations). The underwriters have been represented by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements of SunEdison, Inc. (formerly known as MEMC Electronic Materials, Inc.) as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report covering the December 31, 2012 consolidated financial statements refers to Note 2 to the consolidated financial statements, that the Company changed its method of accounting for multiple deliverable arrangements as of January 1, 2011 due to the adoption of Accounting Standards Update 2009-13, Multiple-Deliverable Revenue Arrangements (an amendment to FASB Accounting Standards Codification Topic 605-25).

PROSPECTUS

SunEdison, Inc.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Units

Subscription Rights

We may offer and sell, from time to time, in one or more offerings, any combination of the following types of securities:

•	debt securities, in one or more series, which may be senior debt securities or subordinated debt securities and secured debt securities or unsecured debt securities, in each case consisting of notes or other evidences of indebtedness;

•	warrants to purchase debt securities;

•	shares of our common stock;

•	warrants to purchase common stock;

•	shares of our preferred stock;

•	warrants to purchase preferred stock;

•	depositary shares;

•	purchase contracts;

•	units;

•	subscription rights; or

•	any combination of these securities.

Some or all of our subsidiaries may guarantee some or all of our debt securities. The securities may be offered separately or together in any combination and as separate series.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement including any documents incorporated or deemed incorporated by reference into this prospectus or any prospectus supplement. The prospectus supplements may also add, update or change information contained in this prospectus.

Shares of our common stock are traded on the New York Stock Exchange, which we refer to as NYSE, under the symbol “SUNE.” If we decide to list or seek a listing for any other securities, the related prospectus supplement will disclose the exchange or market on which the securities will be listed or where we have made an application for listing, as applicable.

Investing in our securities involves risks. You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission incorporated by reference in this prospectus and the applicable prospectus supplement and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 9, 2013

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information contained or incorporated by reference in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement (including any information incorporated by reference therein). You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context indicates otherwise, as used in this prospectus: (i) the “Company,” “us,” “we,” “our” and “SunEdison” refer to SunEdison, Inc. and its consolidated subsidiaries and their respective predecessors;

i

(ii) “SunEdison, Inc.” refers to SunEdison, Inc., exclusive of its subsidiaries; (iii) “our common stock” refers to the common stock of SunEdison, Inc. and similar references to other securities, other than guarantees, that we have issued or may issue under this registration statement refers only to SunEdison, Inc. as the issuer of such securities; (iv) “downstream solar” refers to our activities in connection with project development, distribution and installation of solar energy systems; and (v) “this prospectus” refers to this prospectus and any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto, and any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items)):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 1, 2013, including the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2013 and from our Annual Report to Stockholders filed with the SEC on April 15, 2013;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013 filed with the SEC on May 9, 2013 and August 7, 2013, respectively, including the amendment to our Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2013 filed with the SEC on August 20, 2013;

•	our Current Reports on Form 8-K filed with the SEC on March 4, 2013, March 11, 2013, May 8, 2013, May 24, 2013, June 5, 2013, June 5, 2013, July 24, 2013, August 22, 2013 and September 9, 2013; and

•	the description of the Company’s common stock, $.01 par value per share, included in our Current Report on Form 8-K filed with the SEC on September 9, 2013.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current

Report on Form 8-K (including any exhibits included with such items), unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offerings under this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Our Commission File Number is 001-13828.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.sunedison.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the office of our Corporate Secretary, c/o SunEdison, Inc., 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376, (636) 474-5000.

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding:

•	demand and/or pricing of our products or the pricing environment in the future;

•	our expectation that we will generate sufficient taxable income to realize the benefits of our net deferred tax assets;

•	the appropriateness of our tax positions and the timing of our tax audits;

•	the timing of our various manufacturing ramps or the cessation or continuation of production at certain facilities;

•	the anticipated growth of our business in 2013 and beyond;

•	the effects of economic factors on our market capitalization;

•	our expectation that we will have the financial resources and liquidity needed to meet our business requirements throughout 2013 and beyond;

•	future amendments or termination of our agreements with our long-term solar wafer customers and payments associated with such contracts;

•	our estimates of penalties associated with termination of or purchase shortfalls under certain of our long-term supply contracts with our vendors;

•	the nature and extent of tax rebate programs or feed-in-tariffs in the future;

•	our expectations regarding indemnification payments related to tax credits;

•	the ultimate impact our legal proceedings may have on us;

•	the charges we expect to incur, the timing of completion, the savings we expect to realize, the number of employees who will be affected and our execution of our announced restructurings;

•	our expectations regarding our annual pre-tax operating benefits upon the completion of our restructuring activities;

•	our expectations regarding recognition of annual amortization expenses;

•	our expectations regarding our investments in research and development;

•	our expectations regarding our future cash flow generation;

•	our expectations regarding solar wafer sales to external parties and sales of our solar energy systems;

•	the amount of our contributions to our pension plans in 2013 and beyond and our estimates regarding actuarial loss (gain) and future benefits payable under our pension plans;

•	the anticipated effect of certain accounting pronouncements on our results of operations and financial condition;

•	the classification of our solar energy systems as direct sales, sale-leasebacks or held systems and the current and subsequent accounting treatment of such transactions;

•	our expectations regarding the timing and amount of our investments in our joint ventures;

•	the timing of completion of the construction, installation and testing of the equipment and the milestone payments related to the joint venture with Samsung Fine Chemicals Co. Ltd. for the construction and operation of a new facility to produce high purity polysilicon in Ulsan, South Korea;

•	the requirements of and our compliance with the terms governing our indebtedness, including the indenture (the “2019 Notes Indenture”) governing the 7.75% Senior Notes due 2019 (the “2019 Notes”) and the impact of related cross default provisions;

•	the sources of funding and our ability to access funding for our business;

•	our expectation regarding our purchase of renewable energy credits;

•	our ability to compete effectively in the markets we serve; and

•	our statements regarding our future working capital and other capital requirements.

These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to differences in our future financial results include those discussed in Part I, Item 1A, Risk Factors, included within our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 1, 2013, as well as those discussed elsewhere in this prospectus, any accompanying prospectus supplement or in any document incorporated by reference herein or therein.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus and the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

v

OUR COMPANY

Overview

We are a major developer and seller of photovoltaic energy solutions and a global leader in the development, manufacture and sale of silicon wafers to the semiconductor industry. We are one of the world’s leading developers of solar energy projects and, we believe, one of the most geographically diverse. We believe that our technology leadership in silicon and downstream solar are enabling us to expand our downstream customer base and lower costs throughout the silicon wafer supply chain.

We are organized by end market, and have two reportable industry segments: Solar Energy and Semiconductor Materials. Our Solar Energy business provides solar energy services that integrate the design, installation, financing, monitoring, operations and maintenance portions of the downstream solar market for our customers. The results of the business include the operating of, leasing of and sale of solar energy systems and services to customers who purchase renewable energy by delivering solar power to them under long term power purchase arrangements and feed in tariff arrangements. Our Solar Energy business also manufactures polysilicon, silicon wafers and solar modules to support our downstream solar business, as well as for sale to external customers. Our Semiconductor Materials business includes the development, production and marketing of semiconductor wafers with a wide variety of features satisfying numerous product specifications to meet our customers’ exacting requirements, which wafers are utilized in the manufacture of semiconductor devices.

Solar Energy Business

In support of our downstream solar business, our Solar Energy business manufactures polysilicon, silicon wafers and solar modules. While there continued to be external solar wafer sales during 2012, these sales were significantly diminished from prior year sales levels and, going forward, solar wafer sales to external parties are expected to continue to decline to or remain at lower levels given our strategic shift to primarily supplying wafers for internal consumption by our solar energy services business. Additionally, our Solar Energy business will sell solar modules to third parties in the event the opportunity aligns with our internal needs.

We provide our downstream customers with a simplified and economical way to purchase renewable energy by delivering solar power under long-term power purchase arrangements with customers or feed-in tariff arrangements with government entities and utilities. Our solar energy services business is heavily dependent upon government subsidies, including U.S. federal incentive tax credits, state-sponsored energy credits and foreign feed-in tariffs. In certain jurisdictions, the sale of a solar energy system would not be profitable today without these incentives. Our customers pay us only for the electricity output generated by the solar energy systems we install on their rooftops, or other property, thereby avoiding the significant capital outlays otherwise usually associated with power plant projects, including typical solar power plants. Once installed, our solar energy systems provide energy savings to customers and enable them to hedge a portion of their energy costs against volatile electricity prices by generating electricity during daylight hours when electricity prices are typically highest. Our objective is to develop solar power generation assets that serve as a cost-effective clean energy alternative to central-generated power in select markets throughout North America, Europe, the Middle East, South Korea, Thailand, Malaysia, India, China, South Africa and, in the future, other countries in Asia and in South America.

Semiconductor Materials Business

Wafers are used as the base substrate for nearly all semiconductor devices, which in turn provide the foundation for the entire electronics industry. We have developed a broad product portfolio of wafers, an extensive global manufacturing footprint, process technology expertise and supply chain flexibility, while increasing our capital efficiency and maintaining a lean operating culture.

Throughout our over 50 years of operations, we have pioneered a number of semiconductor industry firsts, including the development of the dislocation-free Czochralski silicon crystal growth process and the chemical-mechanical planarization process, as well as the initial production and commercialization of 100mm and 200mm semiconductor wafers. More recently, we have been a leader in the development of advanced substrates such as epitaxial, or EPI, wafers and wafers for the silicon-on-insulator, or SOI, market, which enable advanced computing and communications applications.

We primarily sell our products to all of the major semiconductor manufacturers in the world, including integrated device manufacturers and pure-play semiconductor foundries, and to a lesser extent, leading companies that specialize in wafer customization. During 2012, our largest customers were Samsung, Taiwan Semiconductor Manufacturing Company and STMicroelectronics. We operate facilities in major semiconductor manufacturing regions throughout the world, including Taiwan, Malaysia, South Korea, Italy, Japan and the United States. We have chosen to locate our manufacturing facilities in regions that offer both low operating costs and close proximity to our customers to facilitate collaboration on product development activities and shorten product delivery times.

In recent years, the growth in semiconductor wafer demand has been largely attributable to the proliferation of mobile devices such as smart phones and tablets. These devices require semiconductors that are energy efficient, low cost, high performance and highly integrated into a small footprint. Semiconductors offering those characteristics increasingly require EPI and SOI wafers. We believe that the combination of our process technology expertise in EPI and SOI wafer manufacturing with our capital efficiency provides us with significant opportunities as the markets for EPI and SOI wafers continue to grow.

Corporate Information

We were formed in 1984 as a Delaware corporation and completed our initial public stock offering in 1995. Our corporate structure includes, in addition to our wholly owned subsidiaries, an 80%-owned consolidated joint venture in South Korea, MEMC Korea Company. We also have nine consolidated joint ventures related to the construction and operation of solar energy systems. On May 30, 2013, we changed our name to SunEdison, Inc. from MEMC Electronic Materials, Inc.

Our principal executive offices are located at 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376, and our telephone number is (636) 474-5000. Our website address is www.sunedison.com. Our website and the information contained on that site, or connected to that site, are expressly not incorporated into and are not a part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our securities offered by this prospectus for the repayment of indebtedness and/or for general corporate and working capital purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Six Months Ended June 30, 2013		Year Ended December 31,
			2012		2011		2010		2009		2008
Ratio of earnings to fixed charges	(A	)	(B	)	(C	)	(D	)	(E	)	130.8x

(A)	The ratio of earnings to fixed charges was less than one-to-one for the six months ended June 30, 2013. Earnings were insufficient to cover fixed charges by $168.6 million.
(B)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2012. Earnings were insufficient to cover fixed charges by $100.6 million.
(C)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2011. Earnings were insufficient to cover fixed charges by $1,401.5 million.
(D)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2010. Earnings were insufficient to cover fixed charges by $17.3 million.
(E)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2009. Earnings were insufficient to cover fixed charges by $100.5 million.

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, equity in earnings or loss of joint venture, and noncontrolling interests, plus fixed charges and amortization of capitalized interest. From that total, capitalized interest and noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges is subtracted. Fixed charges consist of interest expense (which includes amortization of debt issuance costs) and capitalized interest, plus the portion of rent expense under operating leases deemed to be representative of the interest factor. SunEdison, Inc.’s management calculates the interest component of rental expense as one-third of total rent expense.

Our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description of the debt securities and terms of the indentures, as defined below, is a summary. It summarizes only those aspects of the debt securities and those portions of the indentures, which we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt. We will file the forms of indentures with the SEC as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copies of them.

General

We may issue senior or subordinated debt securities, which will be direct, general obligations of SunEdison, Inc. that may be secured or unsecured.

The senior debt securities will constitute part of our senior debt, will be issued under the senior debt indenture described below and will rank equally in payment with all of our other senior and unsubordinated debt, whether secured or unsecured.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under the subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture with respect to subordinated debt securities. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior debt, additional subordinated debt or other indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The debt securities may have the benefit of guarantees (each, a “guarantee”) by some or all of our domestic subsidiaries (each, a “guarantor” and collectively the “guarantors”), on a senior or subordinated basis. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by the guarantors pursuant to the applicable indenture.

The senior debt securities and subordinated debt securities will be governed by an indenture between us and one or more trustees selected by us. The indentures will be substantially identical, except for certain provisions including those relating to subordination, which are included only in the indenture related to subordinated debt securities. When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

We may issue additional notes under the 2019 Notes Indenture (the “Additional Notes”). The Additional Notes will have terms substantially identical in all material respects to the 2019 Notes. The 2019 Notes and the Additional Notes will be treated as a single class for all purposes under the 2019 Notes Indenture.

Series of Debt Securities

We may issue multiple debt securities or series of debt securities under either indenture. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of a particular series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement applicable for that series. Those terms may vary from the terms described here.

Amounts of Issuances

The indentures do not limit the amount of debt securities that may be issued under them. We may issue the debt securities from time to time in one or more series. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture or prospectus supplement, we may reopen a series and issue additional debt securities of that series without the consent of the holders of the outstanding debt securities of that series.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of the debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

The applicable prospectus supplement will describe the specific terms of the debt securities, which will include some or all of the following:

•	the title of the series and whether it is a senior debt security or a subordinated debt security;

•	any limit on the total principal amount of the debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue the debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether the debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

•	if the debt security is a fixed rate debt security, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

•	if the debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

•	if the debt security is an indexed debt security, the principal amount, if any, we will pay at maturity, interest payment dates, the amount of interest, if any, we will pay on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which the debt security will be exchangeable for or payable in cash, securities or other property;

•	if the debt security may be converted into or exercised or exchanged for common or preferred stock or other securities of the Company, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	if the debt security is also an original issue discount debt security, the yield to maturity;

•	if applicable, the circumstances under which the debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $1,000 and integral multiples of $1,000;

•	the depositary for the debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt security in book-entry form only;

•	if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•	whether the debt security will be guaranteed by some or all of the guarantors and, if so, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantee;

•	the assets, if any, that will be pledged as security for the payment of the debt security;

•	the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for the debt security, as applicable; and

•	any other terms of the debt security and any guarantees of the debt security, which could be different from those described in this prospectus.

Governing Law

The indentures and the debt securities (and any guarantees thereof) will be governed by New York law, without regard to conflicts of laws principles thereof.

Form of Debt Securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair a holder’s ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered under Section 17A of the Exchange Act;

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates;

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations;

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.; and

•	access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time as of the date of this prospectus, JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, N.A. will act as U.S. depositary for Clearstream. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•	it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•	Euroclear is operated by Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•	the Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•	securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•	the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•	distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•	it is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•	Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	as a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•	Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•	indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•	distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met.

•	If the successor entity in the transaction is not SunEdison, Inc., the successor entity must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized and existing under the laws of the United States, any State thereof or the District of Columbia.

•	Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of SunEdison, Inc. but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the debt securities of any series and the indenture with respect to that series.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as:

•	our indebtedness under or in respect of our credit agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), capital lease obligations, deferred purchase price of property obligations, reimbursement obligations, fees, commissions, expenses, indemnities, dividends, hedging obligations or other amounts; and

•	any other indebtedness permitted under the terms of that indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the subordinated debt securities.

Notwithstanding the foregoing, “senior debt” will not include: (i) equity interests; (ii) any liability for taxes; (iii) any trade payables; (iv) any indebtedness subordinated or junior to other indebtedness or other obligation; or (v) any indebtedness incurred in violation of the subordinated debt indenture.

We may modify the subordination provisions, including the definition of senior debt, with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

The subordinated debt indenture allows the holders of senior debt to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in the applicable prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series and all obligations of the guarantors, if any, of such debt securities will also be discharged with respect to the guarantee of such debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, the guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by the Company, the guarantor or the trustee and without the consent of the holders of any debt securities.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Default, Remedies and Waiver of Default

Unless otherwise specified in the applicable prospectus supplement, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series when due at its stated maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•	we fail to comply with our obligations under the merger covenant;

•	we fail to comply for 60 days after notice with the other agreements contained in the indenture. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. Except as otherwise specified in the applicable prospectus supplement, if the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to the Company, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above may result in an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee protection satisfactory to it from loss, liability or expense. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Except as otherwise specified in the applicable prospectus supplement, before a holder may take steps to enforce its rights or protect its interests relating to any debt security, all of the following must occur:

•	the holder must give the trustee written notice that an event of default has occurred with respect to the debt securities of the series, and the event of default must not have been cured or waived;

•	the holders of at least 25% in principal amount of all debt securities of the series must request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of the series must not have given the trustee directions that are inconsistent with such request.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default. Except as otherwise specified in the applicable prospectus supplement, the holders of a majority in principal amount of the debt securities of any series may by notice to the trustee waive an existing default and its consequences for all debt securities of that series except (i) a default in the payment of the principal of or interest on a debt security (ii) a default arising from the failure to redeem or purchase any debt security when required pursuant to the indenture or (iii) a default in respect of a provision that under the indenture cannot be amended without the consent of each securityholder affected. If a waiver occurs, the default is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

Annual Information about Defaults to the Trustee. We will furnish each trustee every year a certificate indicating whether the signers thereof know of any default that occurred in the previous year.

Modifications and Waivers

Changes Requiring Each Holder’s Approval. Except as otherwise specified in the applicable prospectus supplement, we, along with the guarantors, if any, and the trustee, may amend the indentures or the debt securities with the written consent of the holders of at least a majority in principal amount of the debt securities then outstanding. However, without the consent of each securityholder affected thereby, an amendment or waiver may not, except as otherwise specified in the applicable prospectus supplement:

•	reduce the amount of debt securities whose holders must consent to an amendment;

•	reduce the rate of, or extend the time for payment of, the interest on any debt security;

•	reduce the principal of or change the stated maturity on any debt security;

•	reduce the amount payable upon redemption of any debt security or change the time at which any debt security may be redeemed as described in the applicable indenture;

•	permit redemption of a debt security if not previously permitted;

•	change the currency of any payment on a debt security;

•	impair the right of any holder of a debt security to receive payment of principal of and interest on such holder’s debt security on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such holder’s debt security;

•	change the amendment provisions which require each holder’s consent or in the waiver provisions;

•	change the ranking or priority of any debt security that would adversely affect the securityholders; or

•	change or release, other than in accordance with the indenture, any subsidiary guaranty that would adversely affect the securityholders.

Changes Not Requiring Approval. We, along with the guarantors, if any, and the trustee, may amend the indentures or the debt securities without notice to or consent of any securityholder:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption by a successor corporation of the obligations of the Company or any guarantor under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code);

•	to add guarantees with respect to the debt securities, including any subsidiary guaranties, or to secure the debt securities;

•	to add to the covenants of the Company or any guarantor for the benefit of the holders of the debt securities or to surrender any right or power conferred upon the Company or any guarantor;

•	to make any change that does not adversely affect the rights of any holder of the debt securities;

•	to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•	to make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities; provided, however, that (a) compliance with the indenture as so amended would not result in debt securities being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer debt securities.

Modification of Subordination Provisions. We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt). In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below).

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Changes Requiring Majority Approval. Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

•	if the change affects only particular debt securities within a series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of such particular debt securities; or

•	if the change affects debt securities of more than one series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all debt securities of all such series affected by the change, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all debt securities of such series, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued only in fully registered form, without interest coupons and, unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. Holders may not exchange debt securities for securities of a different series or having different terms, unless permitted by the terms of that series and described in the applicable prospectus supplement.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for a debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

The debt securities of any series may be guaranteed by some or all of the guarantors. However, the applicable indenture governing the debt securities will not require that some or all the guarantors guarantee any series of debt securities. As a result, a series of debt securities may or may not have any guarantors.

If SunEdison, Inc. issues a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, a guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of a guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the guarantor, result in the obligations of the guarantor under such guarantee and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void a guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of the guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the guarantor.

Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will (i) provide that, upon the sale or disposition (by merger or otherwise) of a guarantor, (x) if the transferee is not an affiliate of SunEdison, Inc., the guarantor will automatically be released from all obligations under its guarantee of such debt securities or (y) otherwise, the transferee (if other than SunEdison,

Inc.) will assume the guarantor’s obligations under its guarantee of such debt securities and (ii) permit us to cause the guarantee of such debt securities to be released at any time if we satisfy such conditions, if any, as are specified in the prospectus supplement for such debt securities.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by the guarantor, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated and unsecured obligation of the guarantor and will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of the guarantor.

Any guarantee of any debt securities will be effectively subordinated to all existing and future secured indebtedness of the guarantors, including any secured guarantees of other Company debt, to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, or similar proceeding with respect to the guarantor that has provided a guarantee of any debt securities, the holders of the guarantor’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness and such collateral will not be available for satisfaction of any amount owed by the guarantor under its unsecured indebtedness, including its guarantees of any debt securities, until that secured debt is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indenture will not limit the ability of the guarantor to incur secured indebtedness.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by the guarantor, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated and unsecured obligation of the guarantor and, in addition to being effectively subordinated to secured debt of the guarantor, will be subordinated in right of payment to all of the guarantor’s existing and future senior indebtedness, including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior debt. See “—Subordination Provisions” above.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the applicable prospectus supplement for each debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for any debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939, as amended. In that case, the trustee may be required to resign under one or more of the indentures and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a general description of the terms and provisions of our capital stock and is based upon our amended and restated certificate of incorporation (“certificate of incorporation”), our amended and restated bylaws (“bylaws”), and applicable provisions of law, in each case as currently in effect on the date of this prospectus. The following description is only a summary of the material provisions of our capital stock, the certificate of incorporation and bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the certificate of incorporation and bylaws. Our certificate of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. See “Where You Can Find More Information.” We urge you to read the certificate of incorporation and bylaws because those documents, not this description, define your rights as holders of our common equity.

Preferred Stock

General

The following is a description of general terms and provisions of our preferred stock. As of the date of this prospectus, we have no preferred stock outstanding.

We are authorized to issue up to 50,000,000 shares of preferred stock, $.01 par value per share.

Subject to limitations prescribed by law, the preferred stock may be issued, if so determined by the board of directors of the Company, either as a class without series or from time to time in one or more series and with such designation for such class or each such series as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or each such series adopted by our board of directors.

Our board of directors in any such resolution or resolutions is expressly authorized to state and express for such class or each such series:

•	voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of the certificate of incorporation, voting rights to be exercised either together with the holders of common stock as a single class, or independently as a separate class;

•	the rate per annum and the times at and conditions upon which the holders of shares of such class or series shall be entitled to receive dividends, the conditions and dates upon which such dividends shall be payable and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the terms upon which such dividends shall be cumulative;

•	redemption, repurchase, retirement and sinking fund rights, preferences and limitations, if any, the amount payable on shares of such class or series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or noncumulative;

•	the rights to which the holders of the shares of such class or series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Company;

•	the terms, if any, upon which the shares of such class or series shall be convertible into or exchangeable for shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

•	any other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof so far as they are not inconsistent with the provisions of the certificate of incorporation and to the full extent permitted by the laws of the State of Delaware.

All shares of preferred stock, if issued as a class without series, or all shares of the preferred stock of any one series, if issued in series, shall be identical to each other in all respects and shall entitle the holders thereof to the same rights and privileges, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

The preferred stock, when issued, will be fully paid and nonassessable.

Common Stock

General

Our certificate of incorporation authorizes us to issue 300,000,000 shares of common stock, $.01 par value per share. The number of shares of our common stock outstanding at August 5, 2013 was 231,959,911.

Dividends

Subject to the preferences applicable to any outstanding shares of preferred stock, the holders of shares of our common stock are entitled to receive ratably any dividends or distributions declared by our board of directors out of the funds legally available for that purpose.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of shares of our common stock will be entitled to share ratably in any assets of the Company remaining after the payment of our debts and the expenses of liquidation, subject to the preferences applicable to any outstanding shares of our preferred stock.

Other

The holders of shares of our common stock have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Company or any securities convertible into or exchangeable for shares of any class of capital stock of the Company. All issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable and any shares of our common stock to be issued pursuant to this prospectus will be fully paid and nonassessable.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

Voting Rights

Our common stock is entitled to one vote on each matter submitted to a vote at a meeting of holders for each share of our common stock held of record by such holder as of the record date for such meeting.

Except as otherwise required by law, the certificate of incorporation, or any preferred stock designation, holders of common stock are not entitled to vote on any amendment to the certificate of incorporation or any preferred stock designation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled to vote thereon pursuant to the certificate of incorporation, any preferred stock designation, or the Delaware General Corporation Law (“DGCL”).

Delaware Anti-Takeover Law; No Super-Majority Approval

Section 203 of the DGCL applies to us. Under certain circumstances, Section 203 limits the ability of an interested stockholder to effect various business combinations with the Company for a three-year period following the time that such stockholder becomes an interested stockholder. For purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within the immediately preceding three years did own, 15% or more of our voting stock.

An interested stockholder may not engage in a business combination transaction with the Company within the three-year period unless:

•	before the stockholder became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction in which the stockholder became an interested stockholder, the interested stockholder owned at least 85% of our voting stock (excluding shares owned by officers, directors or certain employee stock purchase plans); or

•	at or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Board Size; Director Election and Removal

Our certificate of incorporation provides that the board of directors shall consist of not less than five and not more than 15 persons, the exact number of directors to be set forth in, or in the manner provided in, the by-laws of the Company and shall be fixed from time to time pursuant to a resolution adopted by a majority of the whole board of directors. Until the election of directors at the 2016 annual meeting of stockholders, our board of directors shall be divided into three classes, designated Class I, Class II and Class III, each of which shall consist, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors. Except as set forth below, each class of directors shall be elected to a three-year term and the terms of each class shall be staggered so that only one class of directors is elected at each annual meeting of stockholders. At each annual meeting of stockholders beginning in 2014, successors to the class of directors whose terms expire at such annual meeting shall be elected for one-year terms expiring at the next succeeding annual meeting of stockholders. Beginning with the 2016 annual meeting of stockholders, our board of directors shall cease to be classified and our entire board of directors shall be subject to election at each annual meeting of stockholders. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Newly created directorships resulting from any increase in the authorized number of directors or vacancies in the board of directors are filled by a majority vote of the directors then in office. Any director appointed in accordance with the preceding sentence shall hold office (1) if appointed prior to the 2016 annual meeting of stockholders, for a term that shall coincide with the remaining term of that class in which the new directorship was created or the vacancy exists; or (2) if appointed at or following the 2016 annual meeting of stockholders, for a term expiring at the next annual meeting of stockholders, and in each case, shall serve until such director’s successor shall have been elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Members of the board may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the shares then entitled to vote at an election of directors.

Stockholder Meetings; Written Consent

Stockholders are entitled to take action by written consent if the consent is signed by the holders of all the outstanding stock entitled to vote on such action. Special meetings of the stockholders may be called by a majority of the holders of the common stock of the Corporation or by a majority of the Board of Directors or by the Chairman of the Board.

Amendment of Bylaws

Our board of directors has the power, without assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Company, or any of them, upon a vote of a majority of the total number of directors.

Director Indemnification

The Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to permit further elimination or limitation of the personal liability of the directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Listing of our Common Stock

Our common stock is listed on the NYSE under the trading symbol “SUNE.”

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may choose to offer from time to time fractional interests in our debt securities and shares of our common stock or preferred stock. If we do so, we will issue fractional interests in our debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities, a fraction of a share of common stock or a fraction of a share of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received in respect of the debt securities, common stock or preferred stock, as the case may be, in proportion to the numbers of the depositary shares owned by the applicable holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If we redeem a debt security, common stock or a series of preferred stock represented by depositary shares, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever we redeem debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the cash, securities or other property payable upon the redemption and any cash, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the depositary on account of any taxes.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred Stock

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Such appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities, common stock or preferred stock, as the case may be.

We and the depositary will not be liable under the deposit agreement to you other than for our gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of our respective duties under the agreement. We and the depositary will not be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock, as the case may be, unless a satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock, as the case may be, for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants.

General

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include, but are not limited to, the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the terms of any mandatory or optional redemption provisions relating to the warrants;

•	the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;

•	if the warrants will be sold with any other securities, the date, if any, on and after which those warrants and any other securities will be transferable;

•	the identity of the warrant agent;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue from time to time purchase contracts, including contracts obligating holders to purchase from us and obligating us to sell to the holders, debt securities, shares of common stock or preferred stock, or other securities that may be sold under this prospectus at a future date or dates, as the case may be. The consideration payable upon settlement of the purchase contracts, as well as the principal amount of debt securities or number of shares of common stock, preferred stock or other securities deliverable upon settlement, may be fixed at the time the purchase contracts are issued or may be determined by a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us, in each case, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts or purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued.

DESCRIPTION OF UNITS

We may issue from time to time units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

DESCRIPTION OF SUBSCRIPTION RIGHTS

This section describes the general terms of the subscription rights to purchase common stock or other securities that we may offer to stockholders using this prospectus. The following description is only a summary and does not purport to be complete. You must look at the applicable forms of subscription agent agreement and subscription certificate for a full understanding of all terms of any series of subscription rights. The forms of the subscription agent agreement and the subscription certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of the rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue subscription rights, they may be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights.

In general, a right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for stockholders entitled to receive the rights;

•	the number of shares of common stock or other securities that may be purchased upon exercise of each right;

•	the exercise price of the rights;

•	whether the rights are transferable;

•	the period during which the rights may be exercised and when they will expire;

•	the steps required to exercise the rights;

•	the price, if any, for the subscription rights;

•	the number of subscription rights issued;

•	the terms of the shares of common stock or shares of preferred stock or depositary shares;

•	the extent to which the subscription rights are transferable;

•	if applicable, the material terms of any standby underwriting or other arrangement entered into by us in connection with the offering of subscription rights;

•	the other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights;

•	whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;

•	whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement; and

•	any applicable United States federal income tax considerations.

If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell any series of debt securities, common stock, preferred stock, depository shares, warrants, purchase contracts and units being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may offer and sell securities from time to time to certain of our pension plans. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may also sell securities upon the exercise of rights that may be distributed to security holders.

Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above. We may also arrange for repurchase and resale of such offered securities by dealers.

We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

We may authorize underwriters, dealers or other persons acting as agents for them to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve such institutions. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act, or our agents, underwriters, dealers and remarketing firms may be entitled to contribution with respect to payments that such parties may be required to make in respect thereof. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform other services for us, in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois, will issue an opinion about certain legal matters with respect to the securities offered hereby. Any underwriters or agents will be advised about other issues relating to any offering by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of SunEdison, Inc. (formerly known as MEMC Electronic Materials, Inc.) as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on financial statements of SunEdison, Inc. issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority. The report covering the December 31, 2012 consolidated financial statements refers to Note 2 to the consolidated financial statements, that the Company changed its method of accounting for multiple deliverable arrangements as of January 1, 2011 due to the adoption of Accounting Standards Update 2009-13, Multiple-Deliverable Revenue Arrangements (an amendment to FASB Accounting Standards Codification Topic 605-25).

30,000,000 Shares

SunEdison, Inc.

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

Deutsche Bank Securities

Goldman, Sachs & Co.